APPENDIX A

FORM OF PLAN OF REORGANIZATION AND TERMINATION

THIS PLAN OF REORGANIZATION AND TERMINATION ("Plan") is adopted as of June 11, 2020 by USAA MUTUAL FUNDS TRUST, a Delaware statutory trust ("Trust"), on behalf of the USAA Target Retirement 2020 Fund ("Target Retirement 2020 Fund"), and the USAA Target Retirement Income Fund ("Target Retirement Income Fund"), each a segregated portfolio of assets ("series") thereof (each, a "Fund"). All agreements, covenants, actions, and obligations of a Fund contained herein shall be deemed to be agreements, covenants, actions, and obligations of, and all rights and benefits created hereunder in favor of a Fund shall inure to and be enforceable by, the Trust acting on the Fund's behalf.

The Trust (1) is a statutory trust that is duly organized, validly existing, and in good standing under the laws of the State of Delaware, (2) is duly registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, (3) has the power to own all its properties and assets and to carry on its business as described in its current registration statement on Form N-1Aand (4) before January 1, 1997, "claimed" classification for federal tax purposes as an association taxable as a corporation and has never elected otherwise.. Each Fund is a duly established and designated series thereof.

The Trust wishes to effect a reorganization described in section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended ("Code"), and intends this Plan to be, and adopts it as, a "plan of reorganization" within the meaning of the regulations under the Code ("Regulations"). The reorganization will consist of (1) the transfer of all of Target Retirement 2020 Fund's assets to Target Retirement Income Fund in exchange solely for shares in Target Retirement Income Fund ("Target Retirement Income Fund Shares"), which have rights, powers, privileges, obligations, and other characteristics identical to shares in Target Retirement 2020 Fund ("Target Retirement 2020 Fund Shares"), and Target Retirement Income Fund's assumption of all of Target Retirement 2020 Fund's liabilities,

(2)the distribution of those shares pro rata to Target Retirement 2020 Fund's shareholders in exchange for their Target Retirement 2020 Fund Shares and in complete liquidation thereof (for federal tax purposes), and (3) Target Retirement 2020 Fund's termination (collectively, "Reorganization"), all on the terms and conditions set forth herein.

The Trust's Trust Instrument ("Instrument") permits it to vary its shareholders' investment. The Trust does not have a fixed pool of assets—each series thereof (including each Fund) is a managed portfolio of securities, and USAA Asset Management Company, each Fund's investment manager ("Adviser"), has the authority to buy and sell securities for it. The Trust believes based on its review of each Fund's investment portfolio, that Target Retirement 2020 Fund's portfolio holdings are compatible with Target Retirement Income Fund's investment objectives, policies, and strategies and that, as a result, all or substantially all of Target Retirement 2020 Fund's assets can be transferred to and held by Target Retirement Income Fund.

The Trust's Board of Trustees ("Board"), including a majority of its members who are not "interested persons" (as that term is defined in the 1940 Act) thereof, (1) has duly adopted and approved this Plan and the transactions contemplated hereby and has duly authorized performance thereof on each Fund's behalf by all necessary Board action and (2) has determined that participation in the Reorganization is in the best interests of each Fund and that the interests of the existing shareholders thereof will not be diluted as a result of the Reorganization.

1.PLAN OF REORGANIZATION AND TERMINATION

1.1Subject to the terms and conditions set forth herein, Target Retirement 2020 Fund shall assign, sell, convey, transfer, and deliver all of its assets described in paragraph 1.2 ("Assets") to Target Retirement Income Fund. In exchange therefor, Target Retirement Income Fund shall—

1.1.1.issue and deliver to Target Retirement 2020 Fund the number of full and fractional (rounded to the third decimal place) Target Retirement Income Fund Shares determined by dividing the net value of Target Retirement 2020 Fund (computed as set forth in paragraph 2.1) by the net asset value ("NAV") of a Target Retirement Income Fund Share (computed as set forth in paragraph 2.2), and

1.1.2.assume all of Target Retirement 2020 Fund's liabilities described in paragraph 1.3 ("Liabilities"). Such transactions shall take place at the Closing (as defined in paragraph 3.1).

1.2The Assets shall include all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on Target Retirement 2020 Fund's books, and other property owned by Target Retirement 2020 Fund at the Valuation Time (as defined in paragraph 2.1).

1.3The Liabilities shall include all of Target Retirement 2020 Fund's liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Valuation Time (as defined in paragraph 2.1), and whether or not specifically referred to in this Plan, except Reorganization Expenses (as defined in paragraph 4.3.10), if any, borne by the Adviser pursuant to paragraph 5. Notwithstanding the foregoing, Target Retirement 2020 Fund shall endeavor to discharge or make provision for the discharge of all its known Liabilities before the Effective Time.

1.4If the dividends and/or other distributions Target Retirement 2020 Fund has paid through the Effective Time for its current taxable year do not equal or exceed the sum of its (a) "investment company taxable income" (within the meaning of section 852(b)(2) of the Code), computed without regard to any deduction for dividends paid, plus (b) "net capital gain" (as defined in section 1222(11) of the Code), after reduction by any capital loss carryovers, for that year through that time, then at or as soon as practicable before that time, Target Retirement 2020 Fund shall declare and pay to its shareholders of record one or more dividends and/or other distributions so that it will have distributed substantially all of that income and gain – and in no event less than the sum of 98% of its "ordinary income" plus 98.2% of its "capital gain net income," as those terms are defined in section 4982(e)(1) and

(2)of the Code, respectively – for all federal income tax periods ending at or before the Effective Time, and treating its current taxable year as ending at that time, such that Target Retirement 2020 Fund will have no tax liability under sections 852 or 4982 of the Code for the current and any prior tax periods.

1.5At the Effective Time (or as soon thereafter as is reasonably practicable), Target Retirement 2020 Fund shall distribute the Target Retirement Income Fund Shares it receives pursuant to paragraph 1.1(a) to its shareholders of record, determined as of the Effective Time (each a "Shareholder" and collectively "Shareholders"), in proportion for their Target Retirement 2020 Fund Shares then held of record and in constructive exchange for those, and shall completely liquidate (which shall be treated as a complete liquidation of Target Retirement 2020 Fund for federal tax purposes, within the meaning of section 1.368-2(m)(1)(iv) of the Regulations). That distribution shall be accomplished by the Trust's transfer agent opening accounts on Target Retirement Income Fund's shareholder records in the names of the Shareholders (except Shareholders in whose names accounts thereon already exist) and transferring those Target Retirement Income Fund Shares to those newly opened and existing accounts. Each Shareholder's newly opened or existing account shall be credited with the respective pro rata number of full and fractional (rounded to the third decimal place) Target Retirement Income Fund Shares due that Shareholder. The aggregate NAV of Target Retirement Income Fund Shares to be so credited to each Shareholder's account shall equal the aggregate NAV of the Target Retirement 2020 Fund Shares that Shareholder owned at the Effective Time. All outstanding Target Retirement 2020 Fund Shares shall simultaneously be canceled on Target Retirement 2020 Fund's share transfer books. Target Retirement Income Fund shall not issue certificates representing the Target Retirement Income Fund Shares issued in connection with the Reorganization.

1.6After the Effective Time, Target Retirement 2020 Fund will not conduct any business except in connection with its dissolution. As soon as reasonably practicable after distribution of the Target Retirement Income Fund Shares pursuant to paragraph 1.5 (as provided in paragraph 1.5, on making that distribution Target Retirement 2020 Fund's liquidation shall be complete for federal tax purposes) but in all events within six months after the Effective Time, Target Retirement 2020 Fund shall be terminated as a series of Trust and any further actions shall be taken in connection therewith as required by applicable law.

1.7Any reporting responsibility of Target Retirement 2020 Fund to a public authority, including the responsibility for filing regulatory reports, tax returns, and other documents with the U.S. Securities and Exchange Commission ("SEC"), any state securities commission, any federal, state, and local tax authorities, and any other relevant regulatory authority, is and shall remain its responsibility up to and including the date on which it is terminated.

1.8Any transfer taxes payable on issuance of Target Retirement Income Fund Shares in a name other than that of the registered holder on Target Retirement 2020 Fund's books of the Target Retirement 2020 Fund Shares constructively exchanged therefor shall be paid by the person to whom such Target Retirement Income Fund Shares are to be issued, as a condition of such transfer.

2.VALUATION

2.1For purposes of paragraph 1.1(a), Target Retirement 2020 Fund's net value shall be (a) the value of the Assets computed as of the close of regular trading on the New York Stock Exchange ("NYSE") on the Business Day (i.e., a day on which the NYSE is open for regular trading) next preceding the Closing ("Valuation Time"), using the valuation procedures set forth in the Trust's then-current prospectus and statement of additional information ("SAI") and valuation procedures established by the Board, less (b) the amount of the Liabilities as of the Valuation Time.

2.2For purposes of paragraph 1.1.1, the NAV of a Target Retirement Income Fund Share shall be computed as of the Valuation Time, using the valuation procedures referred to in paragraph 2.1.

2.3All computations pursuant to paragraphs 2.1 and 2.2 shall be made by the Funds' fund accounting agent, Victory Capital Management Inc., or its delegate.

3.CLOSING AND EFFECTIVE TIME

3.1Unless the Trust determines otherwise, all acts necessary to consummate the Reorganization ("Closing") shall be deemed to take place simultaneously as of the close of business on [September 11], 2020, ("Effective Time"). If, immediately before the Valuation Time, (a) the NYSE or another primary trading market for portfolio securities of either Fund (each, an "Exchange") is closed to trading or trading thereon is restricted or (b) trading or the reporting of trading on an Exchange or elsewhere is disrupted so that, in the Board's judgment, accurate appraisal of Target Retirement 2020 Fund's net value and/or the NAV of an Target Retirement Income Fund Share is impracticable, the Valuation Time shall be postponed until the first Business Day when that trading has been fully resumed and that reporting has been restored and the Effective Time shall be postponed until the following Business Day. The Closing shall be held at the Trust's offices or at such other place as the Trust determines.

3.2The Trust shall direct its fund accounting and pricing agent to deliver at the Closing a certificate of an authorized officer (a "Certificate") verifying that the information (including adjusted basis and holding period, by lot) concerning the Assets, including all portfolio securities, as reflected on Target Retirement Income Fund's books immediately after the Closing, does or will conform to such information on Target Retirement 2020 Fund's books immediately before the Closing. The Trust shall direct the custodian of the Funds' Assets to deliver at the Closing a Certificate stating that (a) the Assets it holds will be transferred to Target Retirement Income Fund at the Effective Time and (b) all necessary taxes in conjunction with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made.

3.3The Trust shall direct the Trust's transfer agent to deliver at the Closing a Certificate (a) stating that its records contain the number of full and fractional outstanding Target Retirement 2020 Fund Shares each Shareholder owns at the Effective Time and (b) as to the opening of accounts on Target Retirement Income Fund's shareholder records in the names of the Shareholders (except Shareholders in whose names accounts thereon already exist) and a confirmation, or other evidence satisfactory to the Trust, that the Target Retirement Income Fund Shares to be credited to Target Retirement 2020 Fund at the Effective Time have been credited to Target Retirement 2020 Fund's account on those records.

4.CONDITIONS PRECEDENT

4.1The Trust's obligation to implement this Plan on Target Retirement Income Fund's behalf shall be subject to satisfaction of the following conditions at or before (and continuing through) the Effective Time:

4.1.1.At the Closing, the Trust, on Target Retirement 2020 Fund's behalf, will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer, and deliver the Assets free of any liens or other encumbrances (except securities that are subject to "securities loans" as referred to in section 851(b)(2) of the Code, or that are restricted to resale by their terms); and on delivery and payment for the Assets, the Trust, on Target Retirement Income Fund's behalf, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including restrictions that might arise under the Securities Act of 1933, as amended ("1933 Act");

4.1.2.Target Retirement 2020 Fund's current prospectus and SAI conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

4.1.3.Target Retirement 2020 Fund is not currently engaged in, and the Trust's adoption and performance of this Plan and consummation of the Reorganization will not result in, (a) a conflict with or material violation of any provision of Delaware law, the Instrument or the Trust's By-Laws (collectively, "Governing Documents"), or any agreement, indenture, instrument, contract, lease, or other undertaking (each, an "Undertaking") to which the Trust, on Target Retirement 2020 Fund's behalf, is a party or by which it is bound or (b) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which the Trust, on Target Retirement 2020 Fund's behalf, is a party or by which it is bound;

4.1.4.All material contracts and other commitments of or applicable to Target Retirement 2020 Fund (other than this Plan and investment contracts, including options, futures, forward contracts, swaps and repurchase agreements) will be terminated, or provision for discharge of any liabilities of Target Retirement 2020 Fund thereunder will be made, at or prior to the Effective Time, without either Fund's incurring any liability or penalty with respect thereto and without diminishing or releasing any rights the Trust, on Target Retirement 2020 Fund's behalf, may have had with respect to actions taken or omitted or to be taken by any other party thereto prior to the Closing;

4.1.5.No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to the Trust's knowledge, threatened against the Trust, with respect to Target Retirement 2020 Fund or any of its properties or assets attributable or allocable to Target Retirement 2020 Fund, that, if adversely determined, would materially and adversely affect Target Retirement 2020 Fund's financial condition or the conduct of its business; and the Trust, on Target Retirement 2020 Fund's behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects Target Retirement 2020 Fund's business or the Trust's ability to consummate the transactions contemplated hereby;

4.1.6.The execution, delivery, and performance of this Plan have been duly authorized as of the date hereof by all necessary action on the part of the Board, which has made the determinations required by Rule 17a-8(a) under the 1940 Act; and this Plan constitutes a valid and legally binding obligation of Target Retirement 2020 Fund, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws relating to or affecting creditors' rights and by general principles of equity;

4.1.7.Target Retirement 2020 Fund incurred the Liabilities, which are associated with the Assets, in the ordinary course of its business;

4.1.8.Target Retirement 2020 Fund is not classified as a partnership, and instead is classified as an association that is taxable as a corporation, for federal tax purposes and either has elected the latter classification by filing Form 8832 with the Internal Revenue Service ("IRS") or is a "publicly traded partnership" (as defined in section 7704(b) of the Code) that is treated as a corporation; Target Retirement 2020 Fund is an "investment company" (as defined in section 368(a)(2)(F)(iii) of the Code) and is a "fund" as defined in section 851(g)(2) of the Code, eligible for treatment under section 851(g)(1) of the Code); for each taxable year of its operation (including the taxable year that will end at the Effective Time), Target Retirement 2020 Fund has met (and for that year will meet) the requirements of Part I of Subchapter M of Chapter 1 of Subtitle A of the Code ("Subchapter M") for qualification and treatment as a regulated investment company ("RIC") and has been (or for that year will be) eligible to and has computed (or for that year will compute) its federal income tax under section 852; and Target Retirement 2020 Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

4.1.9.Target Retirement 2020 Fund is in the same line of business as Target Retirement Income Fund is in, for purposes of section 1.368-1(d)(2) of the Regulations, and did not enter into that line of business as part of the plan of reorganization; from the time the Board approved the transactions contemplated hereby ("Approval Time") through the Effective Time, Target Retirement 2020 Fund has invested and will invest its assets in a manner that ensures its compliance with the foregoing and paragraph 4.1.8; from the time it commenced operations through the Effective Time, Target Retirement 2020 Fund has conducted and will conduct its "historic business" (within the meaning of that section of the Code) in a substantially unchanged manner; and from the Approval Time through the Effective Time, Target Retirement 2020 Fund (1) has not disposed of and/or acquired, and will not dispose of and/or acquire, any assets (a) for the purpose of satisfying Target Retirement Income Fund's investment objective or policies or (b) for any other reason except in the ordinary course of its business as a RIC, and (2) has not changed, and will not change, its historic investment policies in connection with the Reorganization;

4.1.10.At the Effective Time, (a) at least 33⅓% of Target Retirement 2020 Fund's portfolio assets will meet Target Retirement Income Fund's investment objective, strategies, policies, risks, and restrictions, (b) Target Retirement 2020 Fund will not have altered its portfolio in connection with the Reorganization to meet that 33⅓% threshold, and (c) Target Retirement 2020 Fund will not have modified its investment objective or any of its investment strategies, policies, risks, and restrictions in connection with the Reorganization, for purposes of section 1.368-1(d)(2) of the Regulations;

4.1.11.To the best of the Trust's management's knowledge, as of the Effective Time, there was no plan or intention by its shareholders to redeem, sell, exchange, or otherwise dispose of a number of Target Retirement 2020 Fund Shares (or Target Retirement Income Fund Shares to be received in the Reorganization), in connection with the Reorganization, that would reduce their ownership of the Target Retirement 2020 Fund Shares (or the equivalent Target Retirement Income Fund Shares) to a number of shares that was less than 50% of the number of the Target Retirement 2020 Fund Shares at that date;

4.1.12.All issued and outstanding Target Retirement 2020 Fund Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by the Trust and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; all issued and outstanding Target Retirement 2020 Fund Shares will, at the Effective Time, be held by the persons and in the amounts set forth on Target Retirement 2020 Fund's shareholder records, as provided in paragraph 3.3; and Target Retirement 2020 Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Target Retirement 2020 Fund Shares, nor are there outstanding any securities convertible into any Target Retirement 2020 Fund Shares;

4.1.13.At the Effective Time, Target Retirement 2020 Fund will not be under the jurisdiction of a court in a "title 11 or similar case" (within the meaning of section 368(a)(3)(A) of the Code);

4.1.14.Not more than 25% of the value of Target Retirement 2020 Fund's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers; provided that a proportionate share of the assets of any RIC in which Target Retirement 2020 Fund invests (and not the securities issued by the RIC itself) shall be taken into account for this purpose;

4.1.15.During the five-year period ending at the Effective Time, (a) neither Target Retirement 2020 Fund nor any person "related" (within the meaning of section 1.368-1(e)(4) of the Regulations ("Related"), without regard to section 1.368-1(e)(4)(i)(A) thereof) to Target Retirement 2020 Fund will have acquired Target Retirement 2020 Fund Shares, either directly or through any transaction, plan, or arrangement with any other person, with consideration other than Target Retirement Income Fund Shares or Target Retirement 2020 Fund Shares, except for shares redeemed in the ordinary course of Target Retirement 2020 Fund's business as a series of an open-end management investment company as required by section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to Target Retirement 2020 Fund Shares, other than (i) normal, regular dividend distributions made pursuant to Target Retirement 2020 Fund's historic dividend-paying practice that qualify for the deduction for dividends paid (as defined in section 561 of the Code) referred to in sections 852(a)(1) and 4982(c)(1)(A) of the Code and (ii) other dividends and other distributions declared and paid to ensure Target Retirement 2020 Fund's continuing qualification as a RIC and to avoid the imposition of fund-level tax;;

4.1.16.All federal and other tax returns, dividend reporting forms, and other tax-related reports (collectively, "Returns") of Target Retirement 2020 Fund required by law to have been filed by the Effective Time (including any properly and timely filed extensions of time to file) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on those Returns shall have been paid or provision shall have been made for the payment thereof except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect; to the best of the Trust's knowledge, no such Return is currently under audit and no assessment has been asserted with respect to those Returns; and Target Retirement 2020 Fund is in compliance in all material respects with applicable Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares and to withholding in respect thereof and is not liable for any material penalties that could be imposed thereunder;

4.1.17.Target Retirement 2020 Fund's Statement of Assets and Liabilities (including Schedule of Investments), Statement of Operations, and Statement of Changes in Net Assets (collectively, "Statements") at and for the fiscal year (in the case of the last Statement, for the two fiscal years) ended December 31, 2019, have been audited by [ ] ("Auditors") and are in accordance with generally accepted accounting principles consistently applied in the United States ("GAAP"); and those Statements present fairly, in all material respects, Target Retirement 2020 Fund's financial condition at their respective dates in accordance with GAAP, and there are no known contingent liabilities of Target Retirement 2020 Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at such date that is not disclosed therein; and

4.1.18.Since June 30, 2020, there has not been any material adverse change in Target Retirement 2020 Fund's financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by Target Retirement 2020 Fund of indebtedness maturing more than one year from the date that indebtedness was incurred; for purposes of this subparagraph, a decline in NAV per Target Retirement 2020 Fund Share due to declines in market values of securities Target Retirement 2020 Fund holds, the discharge of Target liabilities, or the redemption of Target Retirement 2020 Fund Shares by its shareholders shall not constitute a material adverse change.

4.2The Trust's obligation to implement this Plan on Target Retirement 2020 Fund's behalf shall be subject to satisfaction of the following conditions at or before (and continuing through) the Effective Time:

4.2.1.No consideration other than Target Retirement Income Fund Shares (and Target Retirement Income Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

4.2.2.The Target Retirement Income Fund Shares to be issued and delivered to Target Retirement 2020 Fund, for the Shareholders' benefit, pursuant to the terms of this Plan, (a) will have been duly authorized by the Trust and duly registered under the federal securities laws (and appropriate notices respecting them will have been duly filed under applicable state securities laws) at the Effective Time and (b) when so issued and delivered, will be duly and validly issued and outstanding Target Retirement Income Fund Shares and will be fully paid and non-assessable by the Trust;

4.2.3.Target Retirement Income Fund's current prospectus and SAI conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

4.2.4.Target Retirement Income Fund is not currently engaged in, and the Trust's adoption and performance of this Plan and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of Delaware law, the Governing Documents, or any Undertaking to which the Trust, on Target Retirement Income Fund's behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which the Trust, on Target Retirement Income Fund's behalf, is a party or by which it is bound;

4.2.5.No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to the Trust's knowledge, threatened against the Trust, with respect to Target Retirement Income Fund or any of its properties or assets attributable or allocable to Target Retirement Income Fund, that, if adversely determined, would materially and adversely affect Target Retirement Income Fund's financial condition or the conduct of its business; and the Trust, on Target Retirement Income Fund's behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects Target Retirement Income Fund's business or the Trust's ability to consummate the transactions contemplated hereby;

4.2.6.Target Retirement Income Fund is not classified as a partnership, and instead is classified as an association that is taxable as a corporation, for federal tax purposes and either has elected the latter classification by filing Form 8832 with the IRS or is a "publicly traded partnership" (as defined in section 7704(b) of the Code) that is treated as a corporation; Target Retirement Income Fund is an "investment company" (as defined in section 368(a)(2)(F)(iii) of the Code) and is a "fund" as defined in section 851(g)(2) of the Code, eligible for treatment under section 851(g)(1) of the Code); for each taxable year of its operation (including the taxable year that includes the Effective Time), Target Retirement Income Fund has met (or for that year will meet) the requirements of Subchapter M for qualification and treatment as a RIC and has been (or for that year will be) eligible to and has computed (or for that year will compute) its federal income tax under section 852; Target Retirement Income Fund will continue to meet all those requirements for that year and intends to continue to do so, and to continue to be eligible to and to so compute its federal income tax, for succeeding tax years; and Target Retirement Income Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

4.2.7.Target Retirement Income Fund is in the same line of business as Target Retirement 2020 Fund was in preceding the Reorganization, for purposes of section 1.368-1(d)(2) of the Regulations, and did not enter into that line of business as part of the plan of reorganization; following the Reorganization, Target Retirement Income Fund will continue, and has no intention to change, that line of business; and at the Effective Time, (a) at least 33⅓% of Target Retirement 2020 Fund's portfolio assets will meet Target Retirement Income Fund's investment objective, strategies, policies, risks, and restrictions; (b) Target Retirement Income Fund will not have modified its investment objective or any of its investment strategies, policies, risks, and restrictions as part of the plan of reorganization; and

(c)Target Retirement Income Fund will have no plan or intention to change its Target Retirement Income Fund will have no plan or intention to change its investment objective or any of its investment strategies, policies, risks, or restrictions after the Reorganization;

4.2.8.Following the Reorganization, Target Retirement Income Fund (a) will continue Target Retirement 2020 Fund's "historic business" (within the meaning of section 1.368-1(d)(2) of the Regulations) and (b) will use a significant portion of Target Retirement 2020 Fund's "historic business assets" (within the meaning of section 1.368-1(d)(3) of the Regulations) in a business; moreover, Target Retirement Income Fund (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for (i) dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, or (ii) dispositions pursuant to the following clause, and (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

4.2.9.Target Retirement Income Fund has no plan or intention to issue additional Target Retirement Income Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end management investment company; nor does Target Retirement Income Fund, or any person Related to Target Retirement Income Fund, have any plan or intention to acquire—during the five-year period beginning at the Effective Time, either directly or through any transaction, plan, or arrangement with any other person—with consideration other than Target Retirement Income Fund Shares, any Target Retirement Income Fund

Shares issued to the Shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of such business as required by section 22(e) of the 1940 Act;

4.2.10.All issued and outstanding Target Retirement Income Fund Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by the Trust and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; and Target Retirement Income Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Target Retirement Income Fund Shares, nor are there outstanding any securities convertible into any Target Retirement Income Fund Shares;

4.2.11.There is no plan or intention for Target Retirement Income Fund to be dissolved or merged into another statutory trust or any corporation or a business trust or any "fund" thereof (within the meaning of section 851(g)(2) of the Code) following the Reorganization;

4.2.12.Assuming satisfaction of the condition in paragraph 4.1.14, immediately after the Reorganization, (a) not more than 25% of the value of Target Retirement Income Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers; provided that a proportionate share of the assets of any RIC in which Target Retirement Income Fund invests (and not the securities issued by the RIC itself) shall be taken into account for this purpose;

4.2.13.Target Retirement Income Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any shares of Target Retirement 2020 Fund;

4.2.14.Before or pursuant to the Reorganization, neither Target Retirement Income Fund nor any person Related to Target Retirement Income Fund will have acquired Target Retirement 2020 Fund Shares, directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Target Retirement Income Fund Shares;

4.2.15.All Returns of Target Retirement Income Fund required by law to have been filed by the Effective Time (including any properly and timely filed extensions of time to file) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on those Returns shall have been paid or provision shall have been made for the payment thereof except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect; to the best of the Trust's knowledge, no such Return is currently under audit and no assessment has been asserted with respect to those Returns; and Target Retirement Income Fund is in compliance in all material respects with applicable Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares and to withholding in respect thereof and is not liable for any material penalties that could be imposed thereunder;

4.2.16.Target Retirement Income Fund's Statements at and for the fiscal year (in the case of its Statement of Changes in Net Assets, for the two fiscal years) ended December 31, 2019, have been audited by Auditors and are in accordance with GAAP; and those Statements present fairly, in all material respects, Target Retirement Income Fund's financial condition at their respective dates in accordance with GAAP, and there are no known contingent liabilities of Target Retirement Income Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at either such date that is not disclosed therein;

4.2.17.Since June 30, 2020 there has not been any material adverse change in Target Retirement Income Fund's financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by Target Retirement Income Fund of indebtedness maturing more than one year from the date that indebtedness was incurred; for purposes of this subparagraph, a decline in NAV per Target Retirement Income Fund Share due to declines in market values of securities Target Retirement Income Fund holds, the discharge of Target Retirement Income Fund liabilities, or the redemption of Target Retirement Income Fund Shares by its shareholders shall not constitute a material adverse change; and

4.2.18.If the Reorganization is consummated, Target Retirement Income Fund will treat each Shareholder that receives Target Retirement Income Fund Shares in connection with the Reorganization as having made a minimum initial purchase of such shares for the purpose of making additional investments therein, regardless of the value of the shares so received.

4.3The Trust's obligation to implement this Plan on each Fund's behalf shall be subject to satisfaction of the following conditions at or before (and continuing through) the Effective Time:

4.3.1.No governmental consents, approvals, authorizations, or filings are required under the 1933 Act, the Securities Exchange Act of 1934, as amended ("1934 Act"), or the 1940 Act for Trust's execution or performance of this Plan, except for (a) the filing with the SEC of a registration statement on Form N-14 relating to the Target Retirement Income Fund Shares issuable hereunder, and any supplement or amendment thereto ("Registration Statement"), including therein a prospectus and information statement ("Prospectus/Statement"), and

(b)such consents, approvals, authorizations, and filings as have been made or received or as may be required subsequent to the Effective Time;

4.3.2.The fair market value of the Target Retirement Income Fund Shares received by each Shareholder will be approximately equal to the fair market value of its Target Retirement 2020 Fund Shares constructively surrendered in exchange therefor;

4.3.3.The Trust's management (a) is unaware of any plan or intention of Shareholders to redeem, sell, or otherwise dispose of (i) any portion of their Target Retirement 2020 Fund Shares before the Reorganization to any person Related to either Fund or (ii) any portion of the Target Retirement Income Fund Shares they receive in the Reorganization to any person Related to Target Retirement Income Fund, (b) does not anticipate dispositions of those Target Retirement Income Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Target Retirement 2020 Fund as a series of an open-end management investment company, (c) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis, and (d) does not anticipate that there will be extraordinary redemptions of Target Retirement Income Fund Shares immediately following the Reorganization;

4.3.4.The Target Retirement 2020 Fund's shareholders will pay their own expenses (such as fees of personal investment or tax advisers for advice concerning the Reorganization), if any, incurred in connection with the Reorganization;

4.3.5.The fair market value and "adjusted basis" (within the meaning of section 1011 of the Code) of the Assets will equal or exceed the Liabilities to be assumed by Target Retirement Income Fund and those to which the Assets are subject;

4.3.6.At the Effective Time, there will be no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

4.3.7.Pursuant to the Reorganization, Target Retirement 2020 Fund will transfer to Target Retirement Income Fund, and C Target Retirement Income Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, Target Retirement 2020 Fund held immediately before the Reorganization; for the purposes of the foregoing, any amounts Target Retirement 2020 Fund uses to pay its Reorganization Expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business required by section 22(e) of the 1940 Act and (b) dividends and other distributions declared and paid to ensure Target Retirement 2020 Fund's continuing qualification as a RIC and to avoid the imposition of fund-level tax) will be included as assets held thereby immediately before the Reorganization;

4.3.8.Immediately after the Reorganization, the Shareholders will own shares constituting "control" (within the meaning of section 368(a)(2)(H)(i) of the Code, i.e., as defined in section 304(c) of the Code) of Target Retirement Income Fund;

4.3.9.None of the compensation received by any Shareholder who is an employee of or service provider to Target Retirement 2020 Fund will be separate consideration for, or allocable to, any of the Target Retirement 2020 Fund Shares such Shareholder held; none of the Target Retirement Income Fund Shares any such Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the consideration paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

4.3.10.No expenses incurred by Target Retirement 2020 Fund or on its behalf in connection with the Reorganization will be paid or assumed by Target Retirement Income Fund, the Adviser, or any other third party unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) ("Reorganization Expenses"), and no cash or property other than Target Retirement Income Fund Shares will be transferred to Target Retirement 2020 Fund or any of its Shareholders with the intention that such cash or property be used to pay any expenses (even Reorganization Expenses) thereof;

4.3.11.All necessary filings shall have been made with the SEC and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the parties to carry out the transactions contemplated hereby; the Registration Statement shall have become effective under the 1933 Act, no stop orders suspending the effectiveness thereof shall have been issued; the SEC shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act; and all consents, orders, and permits of federal, state, and local regulatory authorities (including the SEC and state securities authorities) either Investment Company deems necessary to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on the assets or properties of either Fund, provided that either Investment Company may for itself waive any of such conditions;

4.3.12.At the Effective Time, no action, suit, or other proceeding shall be pending (or, to the Trust's best knowledge, threatened to be commenced) before any court or governmental agency in which it is sought to restrain or prohibit, or to obtain damages or other relief in connection with, the transactions contemplated hereby;

4.3.13.The aggregate value of the acquisitions, redemptions, and distributions limited by paragraphs 4.1.11, 4.2.9, and 4.2.14 will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target Retirement 2020 Fund at the Effective Time;

4.3.14.The principal purpose of Target Retirement Income Fund's assumption of the Liabilities is not avoidance o federal income tax on the transaction. The Reorganization is being undertaken for bona fide business purposes and not a purpose to avoid federal income tax. There will be no dissenters to the Reorganization under the applicable provisions of Delaware law. The Trust shall have received an opinion of K&L Gates LLP ("Counsel") as to the federal income tax consequences mentioned below ("Tax Opinion"). In rendering the Tax Opinion, Counsel may assume satisfaction of all the conditions set forth in this paragraph 4, may treat them as representations and warranties the Trust made to Counsel that shall survive the Closing, and may rely as to factual matters, exclusively and without independent verification, on those representations and warranties and, if Counsel requests, on representations and warranties made in a separate letter addressed to Counsel (collectively, "Representations"). The Tax Opinion shall be substantially to the effect that, based on then-existing law and the facts and assumptions stated therein and conditioned on the Representations' being true and complete at the Effective Time and consummation of the Reorganization in accordance with this Plan (without the waiver or modification of any terms or conditions hereof and without taking into account any amendment hereof that Counsel has not approved), for federal income tax purposes:

(a)Target Retirement Income Fund's acquisition of the Assets in exchange solely for Target Retirement Income Fund Shares and Target Retirement Income Fund's assumption of the Liabilities, followed by Target Retirement 2020 Fund's distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Retirement 2020 Fund Shares, will qualify as a "reorganization" within the meaning of section 368(a)(1)(D) of the Code, and each Fund will be "a party to a reorganization" within the meaning of section 368(b) of the Code;

(b)Target Retirement 2020 Fund will recognize no gain or loss on the transfer of the Assets to Target Retirement Income Fund in exchange solely for Target Retirement Income Fund Shares and Target Retirement Income Fund's assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Retirement 2020 Fund Shares;

(c)Target Retirement Income Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Target Retirement Income Fund Shares and its assumption of the Liabilities;

(d)Target Retirement Income Fund's basis in each Asset will be the same as Target Retirement 2020 Fund's basis therein immediately before the Reorganization, and Retirement Income Fund's holding period for each Asset will include Target Retirement 2020 Fund's holding period therefor (except where Target Retirement Income Fund's investment activities have the effect of reducing or eliminating an Asset's holding period);

(e)A Shareholder will recognize no gain or loss on the exchange of all its Target Retirement 2020 Fund Shares solely for Target Retirement Income Fund Shares pursuant to the Reorganization; and

(f)A Shareholder's aggregate basis in the Target Retirement Income Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Retirement 2020 Fund shares it actually or constructively surrenders in exchange for those Target Retirement Income Fund Shares, and its holding period for those Target Retirement Income Fund Shares will include its holding period for those Target Retirement 2020 Fund Shares, provided the Shareholder held them as capital assets at the Effective Time.

Notwithstanding subparagraphs (b) and (d), the Tax Opinion may state that Counsel expresses no opinion regarding the effect of the Reorganization on the Funds or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

5.EXPENSES

Target Retirement 2020 Fund shall bear any brokerage and similar expenses incurred in connection with the Reorganization, and Target Retirement Income Fund shall bear the costs of registering the Target Retirement Income Fund Shares to be issued to the Shareholders. Subject to satisfaction of the condition contained in paragraph 4.3.10, all costs, including legal and accounting fees in connection with the Reorganization and the other costs of the Reorganization shall be borne by the Funds based on each Fund's relative net assets. If the Reorganization does not close for any reason, the Funds shall bear the costs based on each Fund's relative net assets. Notwithstanding the foregoing, expenses shall be paid by the Fund directly incurring them if and to the extent that the payment thereof by another person would result in that Fund's disqualification as a RIC or would prevent the Reorganization from qualifying as a tax-free reorganization.

6.TERMINATION

The Board may terminate this Plan and abandon the transactions contemplated hereby, at any time before the Effective Time, if circumstances develop that, in its opinion, make proceeding with the Reorganization inadvisable for either Fund.

7.AMENDMENTS

The Board may amend, modify, or supplement this Plan at any time in any manner; provided that, no such amendment, modification, or supplement shall have a material adverse effect on the Shareholders' interests.

8.MISCELLANEOUS

8.1This Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

8.2Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust, or corporation other than the Trust (on the Funds' behalf) and its successors and assigns any rights or remedies under or by reason of this Plan.

8.3Notice is hereby given that this instrument is adopted on behalf of the Trust's trustees solely in their capacities as trustees, and not individually, and that the Trust's obligations under this instrument are not binding on or enforceable against any of its trustees, officers, shareholders, or series other than the Funds but are only binding on and enforceable against the respective Fund's property. The Trust, in asserting any rights or claims under this Plan on either Fund's behalf, shall look only to the other Fund's property in settlement of those rights or claims and not to the property of any other series of the Trust or to those trustees, officers, or shareholders.

8.4Any term or provision of this Plan that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms and provisions hereof in any other jurisdiction.

USAA MUTUAL FUNDS TRUST ON BEHALF

OF USAA TARGET RETIREMENT 2020 FUND

By:________________________________

Name: Christopher K. Dyer

Title: President

USAA MUTUAL FUNDS TRUST ON BEHALF

OF USAA TARGET RETIREMENT INCOME FUND

By:________________________________

Name: Christopher K. Dyer

Title: President